Exhibit 99.1 (a) 1

Introduction to Pro Forma Financial Information

On May 28, 2002, NDCHealth Corporation acquired a controlling interest in TechRx Incorporated, a systems and technology provider to pharmacies. Previously a minority shareholder, we acquired a controlling interest through the purchase of stock for an additional investment of approximately $51 million, consisting of approximately $39 million in cash and approximately $12 million in unregistered shares of our common stock. As we are now the controlling shareholder, TechRx’s results will be consolidated into our financial statements going forward.

The following pro forma combined financial statements have been prepared as if the acquisition of a controlling interest had taken place on March 1, 2002 for the pro forma combined balance sheet and June 1, 2000 for the pro forma combined statements of income. For the periods presented, NDCHealth had a fiscal year end of May 31. TechRx previously had a fiscal year end of June 30. For the purposes of the pro forma combined financial statements for the period ended May 31, 2001, TechRx information for their year ended June 30, 2001 is combined with NDCHealth information for their year ended May 31, 2001. Because of our acquisition of a controlling interest, TechRx has changed their fiscal year to coincide with ours. As a result, TechRx’s most recent interim results are for the eight months ended February 28, 2002. For the purposes of the pro forma combined statement of income for the nine months ended March 1, 2002, TechRx’s results for the month of June 2001 have been combined with their results for the eight months ended February 28, 2002. During the month of June 2001, TechRx recorded significant restructuring and impairment charges. Thus, these unusual items are included in the combined statements of income for both the year ended May 31, 2001 and nine months ended March 1, 2002.

The pro forma combined financial statements are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the dates indicated or the expected financial position or results of operations in the future. The pro forma combined financial statements should be read in conjunction with the separate historical financial statements and notes thereto of TechRx Incorporated contained in Exhibit 99.1 (b) and (c) to this report, and in conjunction with the related notes to these pro forma combined financial statements.

Forward Looking Results of Operations

During fiscal 2002, TechRx determined that its T-Rex One product and certain enhancements to existing products had reached technological feasibility and began capitalizing costs related to the development of these products. Accordingly, approximately $5.0 million of TechRx’s development expense incurred in fiscal 2002, prior to technological feasibility being reached, is not expected to recur. Additionally, as a result of integrating TechRx’s operation into our own, we expect to achieve synergies resulting in savings of approximately $2.0 million in fiscal 2003. Also, due to the expected successful roll-out of T-Rex One, we expect TechRx to experience revenue growth, net of inter-company eliminations, of approximately $5.0 million in fiscal 2003.